Exhibit (n)(3)

Ernst & Young LLP 725 S Figueroa Street Los Angeles, CA 90017 United States of America	Tel: +1 213 977 3200 Fax: +1 213 977 3152 ey.com

Consent of Independent Auditors

We consent to the incorporation by reference in Pre-Effective Amendment No. 1 to the Registration Statement (Form N-2 No. 333-238723) and related Prospectus of Oaktree Strategic Income Corporation for the registration of $200,000,000 of common stock, debt securities, warrants and subscription rights of our report dated December 18, 2019, with respect to the consolidated financial statements of OCSI Glick JV LLC included in the Oaktree Strategic Income Corporation Annual Report (Form 10-K/A) for the year ended September 30, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, CA

June 26, 2020